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                                                                    EXHIBIT 99.1

                   DEVELOPMENT PLANS AND OPERATIONAL OUTLOOK
                      ANNOUNCED FOR HUGOTON ROYALTY TRUST

   DALLAS, TX (Dec. 20, 2000) - The following development plans and operational outlook for properties underlying the Hugoton Royalty Trust (NYSE-HGT) have been provided by Cross Timbers Oil Company (NYSE-XTO) to Bank of America, N.A., the trustee of the Trust. Cross Timbers Oil Company owns the underlying properties as well as 54% of the Trust units.

DEVELOPMENT PLANS AND OPERATIONAL OUTLOOK

   The following estimates for the underlying properties for the fourth quarter of 2000 and the year 2001 have been prepared based on current expectations for development expenditures, production, expenses and other parameters. These statements are forward-looking, as described in the final paragraph of this release, and actual results may differ materially. These statements do not reflect the potential impact of unforeseen events that may occur after this release.

   Each month, Cross Timbers collects cash received from the sale of production, deducts property and production taxes and other cash expenses, development and production costs and overhead paid during that month and distributes 80% of the net proceeds to the Trust. The distributions are determined primarily on a cash basis. As a result, the distributions may vary significantly from month to month.

   Distributions declared by the Trust are typically two months after the month of production or the time related costs and expenses were incurred. Information provided below for the underlying properties for fourth quarter 2000 generally relates to Trust distributions declared for December 2000 through February 2001, and information provided for the underlying properties for the year 2001 generally relates to Trust distributions declared for March 2001 through February 2002.

Fourth Quarter 2000

Production

   Gas production from the underlying properties of the Trust during the fourth quarter is expected to average between 100 million cubic feet of gas per day (Mmcfd) and 103 Mmcfd. Oil production is expected to average about 1,000 barrels of oil per day (Bbls/day).

Development Costs

   Cross Timbers increased its development activity during the second half of 2000 and now expects to incur approximately $20 million for development activities on the underlying properties of the Trust during 2000. As a result, development costs are expected to be higher in the second half of 2000 than in the first half.

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Development Plans and Operational Outlook Announced for Hugoton Royalty Trust

Commodity Prices

     Contract terms for the primary producing areas of the Trust are described in its 1999 Form 10-K. Gas attributable to the Trust is sold on a month-to-month basis at prices based upon the relevant indices in each area. Realized gas prices for the underlying properties during the fourth quarter are anticipated to average $0.35 to $0.45 below the NYMEX Henry Hub index. The index prices in the Rocky Mountain area, where approximately 30% of the Trust's gas is produced, have recently been highly variable compared to the NYMEX Henry Hub index. As a result, realized gas prices for any individual month during the quarter may be more or less than this range. The underlying properties of the Trust should realize crude oil prices of about $0.50 below the average NYMEX price.

Year 2001

Development Plans

     Cross Timbers has budgeted about $23 million for development activities on the underlying properties of the Trust during 2001. The Company plans to drill 37 (35 net) wells and perform 61 (58 net) workovers and recompletions on the underlying properties. More than half of the development budget will be spent in the Anadarko Basin of Oklahoma with the remainder allocated between the Green River Basin of Wyoming and the Hugoton area of Oklahoma and Kansas. While development activities will occur throughout 2001, expenditures will not be uniform and may vary significantly from month-to-month.

Production

     Natural gas production during 2001 is expected to average about 102 Mmcfd. Oil production is expected to average 1,000 Bbls/day during the year.

Commodity Prices

     For 2001, realized natural gas prices for the underlying properties are anticipated to average $0.30 to $0.40 below the NYMEX Henry Hub index. The realized crude oil prices should be about $0.50 below the average 2001 NYMEX price.

Expenses

     The following table presents the expected 2001 costs and expenses assuming a $4.50 per Mcf NYMEX gas price and $28.00 per barrel NYMEX oil price:

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Development Plans and Operational Outlook Announced for Hugoton Royalty Trust

Costs and Expenses (in thousands)
------------------
Development costs.................................. $23,000
Taxes, transportation and other (a)................  16,000
Production expense.................................  15,500
Overhead (b).......................................   7,600
(a) based upon approximately 9.75% of oil and gas revenue
(b) assumes 5% COPAS adjustment during 2001

Financial Matrix

     The following table presents mid-point distribution estimates for 2001 using hypothetical NYMEX natural gas prices, $28 per barrel NYMEX oil price and the above parameters. Due to the timing of the receipt of revenues and payment of expenses, these distributions generally correspond to the twelve-month period beginning March 2001. The distributions are determined on a cash basis and may vary significantly from month to month. Comparison of actual distributions to estimates should be made for the annual period presented.

             Gas Prices                       Annual Distribution
             ----------                       -------------------
               $3.50                                 $1.37
                4.50                                  2.05
                5.50                                  2.72
                6.50                                  3.40

Contact: Ron E. Hooper                  Louis G. Baldwin
         Senior Vice President          Executive Vice President and Chief
         Bank of America, N.A.          Financial Officer
         (Toll Free) (877) 228-5083     Cross Timbers Oil Company
                                        (817) 870-2800

Statements made in this press release, including those relating to future production, prices, pricing differentials, production, development and other costs and expenses, development activities, and expected distributions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that Cross Timbers management believes are reasonable based on currently available information; however, Cross Timbers management's assumptions and the Trust's future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of development activity, the availability of drilling equipment, higher than expected costs and the timing of cash receipts and disbursements and changes in the ownership and/or the operator of the underlying properties. The Trust and Cross Timbers Oil Company undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Trust's and Cross Timbers Oil Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.